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                                                                    EXHIBIT 11.1

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                      XIONICS DOCUMENT TECHNOLOGIES, INC.
                   CALCULATION OF NET INCOME (LOSS) PER SHARE
                   FOR THE YEAR ENDED JUNE 30, 1997 AND 1996

                                  (UNAUDITED)

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
                                                                          1997         1996
                                                                       ----------   -----------
Net Income (Loss)....................................................  $  852,349   $(1,532,677)
Reconciliation of average number of shares outstanding to amount used in net income (loss) per share computation:
     Weighted average number of shares outstanding...................   9,948,607     8,320,392
     Assumed exercise of stock options...............................   2,157,717            --
                                                                       ----------     ---------
     Weighted average number of shares outstanding, as adjusted......  12,106,324     8,320,392
Net Income (Loss) Per Share..........................................  $     0.07   $     (0.18)
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